EXHIBIT A

Victoria S. Danseglio
27 Rocket Drive
Islip Terrace, NY  11752
(631) 224-7380


Via Fax

Tuesday, March 28, 2000

Board of Directors
Online International Corporation
Mr. Leslie Nochomovitz, Director
Mr. Alex Igelman, Director


RE:  Resignation as Chief Financial Officer

Gentlemen,

This letter will serve as notice to the Board of Directors of Online International Corporation of my resignation as Chief Financial Officer, effective immediately.

Sincerely,



	/s/	Victoria S. Danseglio
Victoria S. Danseglio